UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2009

Maxygen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28401	77-0449487
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

515 Galveston Drive

Redwood City, CA 94063

(Address of principal executive offices)

(650) 298-5300

(Registrant’s telephone number, including area code)

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2009, M.R.C. Greenwood, Ph.D., notified the Chairman of the Board of Directors (the “Board”) of Maxygen, Inc. (the “Company”) that she would not be standing for re-election when her term expires at our 2009 Annual Meeting of Stockholders. Dr. Greenwood currently also serves on our Corporate Governance and Nominating Committee (the “CG&N Committee”). Dr. Greenwood indicated that her decision not to stand for reelection related to her desire to dedicate substantially all of her time to her new position as President of the University of Hawaii and not to any disagreement with the Company.

As described in the preliminary proxy statement for the Company’s 2009 Annual Meeting of Stockholders, which is being filed today with the U.S. Securities and Exchange Commission (“SEC”), the Board, upon the recommendation of the CG&N Committee, has nominated Kenneth B. Lee, Jr. for election to the Board to replace Dr. Greenwood.

On July 17, 2009, Dr. Russell Howard, our Chief Executive Officer and a member of the Board, delivered his contingent resignation from the Board, which resignation will take effect at such time as Dr. Howard no longer serves as the Company’s Chief Executive Officer. Pursuant to Dr. Howard’s Amended and Restated Change of Control Agreement, the Company will terminate Dr. Howard’s employment effective as of the six-month anniversary of the closing of the transactions contemplated by the Company’s joint venture with Astellas Pharma Inc. (or such shorter period determined by the Board), as disclosed in the Company’s Current Report on Form 8-K filed with the SEC on July 1, 2009. In the event that Dr. Howard’s service as the Company’s Chief Executive Officer does not terminate prior to or on the six-month anniversary of the closing of these transactions, or upon the termination of Dr. Howard’s Amended and Restated Change of Control Agreement, Dr. Howard’s resignation will be null and void. Dr. Howard’s contingent resignation does not reflect any disagreement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXYGEN, INC.

Date: July 17, 2009	By:	/s/ Russell Howard
Russell Howard
Chief Executive Officer